UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2011

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

As previously disclosed, on April 21, 2011, Morgan Stanley (the “Company”) and Mitsubishi UFJ Financial Group, Inc. (“MUFG”) entered into a transaction agreement pursuant to which MUFG agreed to convert all of its shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”) into common stock of the Company.

On June 30, 2011 the Company and MUFG completed the conversion, whereby MUFG received 385,464,097 shares of the Company’s common stock, including approximately 75 million shares resulting from the adjustment to the conversion ratio pursuant to the transaction agreement.  As a result of the adjustment to the conversion ratio, the Company will incur a one-time, non-cash negative adjustment of approximately $1.7 billion in its calculation of basic and diluted earnings per share for the three and six month periods ending on June 30, 2011.  As a result of the conversion, MUFG will not receive the previously declared dividend that would otherwise have been payable on July 15, 2011 in respect of the Series B Preferred Stock.

In connection with the conversion, also on June 30, 2011, the Company and MUFG entered into a second amendment to the Investor Agreement dated as of October 13, 2008 between the Company and MUFG (the “Amended Investor Agreement”).  Pursuant to the Amended Investor Agreement, the Company granted MUFG the right to designate a second member to the Company’s Board of Directors (in lieu of the board observer rights to which MUFG was previously entitled).  This right will terminate upon MUFG’s owning less than 20% of the Company’s common stock on a primary basis for a period of six consecutive months (in which case MUFG will once again become entitled to designate one director and one board observer until such time as MUFG owns less than 10% of the Company’s common stock on a fully diluted basis).  In addition, among other things, the Amended Investor Agreement (i) contains amendments to the “standstill” and preemptive rights provisions to reflect MUFG’s increased ownership of the Company’s common stock as a result of the conversion and (ii) extends the date on which MUFG’s preemptive rights expire to October 13, 2013.

In connection with MUFG’s investment in the Company in October 2008, the Company and MUFG have established a global strategic alliance, which includes a securities joint venture in Japan, other corporate and investment banking initiatives, and lending activities.

The description of the Amended Investor Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Investor Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Investor Agreement dated as of June 30, 2011 between the Company and Mitsubishi UFJ Financial Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	June 30, 2011	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary